Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Aidan Gormley, Director, Global Corporate Communications and Branding	216/896-3258
aidan.gormley@parker.com

Financial Analysts –
	Robin J. Davenport, Vice President, Corporate Finance	216/896-2265
rjdavenport@parker.com

Stock Symbol:	PH – NYSE

Parker Hannifin Completes LORD Acquisition

– Strengthens Parker’s position as a global leader in engineered materials

CLEVELAND – October 29, 2019 – Parker Hannifin Corporation (NYSE:PH), the global leader in motion and control technologies, today completed its acquisition of LORD Corporation – a leading manufacturer of advanced adhesives and coatings, as well as vibration and motion control technologies – for approximately $3.675 billion in cash.  The strategic transaction creates a combined organization with strong materials science capabilities, electrification and aerospace product offerings that are highly complementary.

The transaction is expected to drive significant value for shareholders through increased organic growth, higher EBITDA margins, stronger cash flow and add to Parker’s earnings per share, excluding one-time costs and deal related amortization.  LORD will strengthen Parker’s portfolio of attractive margin and high growth businesses, and significantly expand Parker’s materials science capabilities with complementary products, better positioning Parker to serve customers in growth industries and capitalize on emerging trends such as electrification and lightweighting.

“We are excited about the opportunity to strengthen our technology portfolio by significantly bolstering our position in engineered materials,” said Tom Williams, Chairman and Chief Executive Officer of Parker. “Acquiring LORD is expected to improve operating margins and its organic growth rate will help improve the resiliency of the Parker portfolio, strengthening our ability to achieve top quartile financial performance.”

“The LORD acquisition will allow us to deliver greater value to our existing and future customers,” said Andy Weeks, Parker’s Engineered Materials Group President. “We welcome the talented LORD team who have built a high performing business with strong product brands such as Chemlok®.  Going forward, we will work collaboratively to integrate our businesses by leveraging the best ideas, capabilities and practices of both organizations.”

An integration team has been formed and a detailed integration plan is underway, designed to allow for a smooth transition between Parker and LORD and to realize synergies between the two organizations.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies.  For more than 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 63 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index.  Learn more at www.parker.com or @parkerhannifin.

About LORD Corporation
LORD Corporation is a diversified technology and manufacturing company developing highly reliable adhesives, coatings, and vibration and motion control technologies that significantly reduce risk and improve product performance. For more than 90 years, LORD has worked in collaboration with its customers to provide innovative aerospace, defense, automotive and industrial solutions.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretations thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

The risks and uncertainties in connection with such forward-looking statements related to the transaction include, but are not limited to, economic conditions within the company’s and LORD’s key markets, and the ability of the company and LORD to maintain and achieve anticipated benefits associated with the transaction, strategic initiatives to improve operating margins, and growth, innovation and global diversification initiatives; business disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the transaction will not be realized or will not be realized within the expected time period; the parties being unable to successfully implement integration strategies; and significant costs related to the transaction. Readers should consider these forward-looking statements in light of and in conjunction with risk factors discussed in Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed on August 23, 2019 and other periodic filings made with the SEC. Parker makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

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